Exhibit 10.1

ASSET PURCHASE AGREEMENT
between
LUX DIGITAL PICTUTES INC.
(a Wyoming corporation)
and
LUX DIGITAL PICTURES, GmbH,
(a German Registered Company)

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated June 1, 2008, between related “sister” Company’s Lux Digital Pictures GmbH, a German Registered Company, (“Seller” herein) and Lux Digital Pictures Inc., a Nevada corporation, (“Buyer” herein), is made with reference to the following provisions, and shall be effective upon payment of the Purchase Price and execution of this Agreement.

RECITALS

A.    The Seller owns certain motion picture rights, copyrights and licenses as well as certain “brands” and “business concepts” and certain rights to ongoing business and contracts as more fully detailed in Schedules “A”, “B”, “C” and “D” attached hereto and made part of this Agreement (“Assets”).

B.     Seller desires to transfer and sell the Assets and the Buyer desires to acquire the Assets and assume all of Seller’s right, title and interest in and to the Assets and Seller is agreed to accept shares of common stock in the Buyer as full consideration for the Assets.

C.     The Buyer and Seller agree that upon execution of the document and payment of the Purchase Price, title to the Assets shall immediately pass to Buyer and Buyer shall have complete use, control and benefit of the Assets and Seller shall become the majority and controlling shareholder of Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this Agreement, the parties hereby agree as follows.

Incorporation of Recitals

The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made part of this Agreement.

ASSET PURCHASE AND CONSIDERATION

1.     Assets. Seller agrees to sell and transfer, and Buyer agrees to purchase the Assets free and clear of all liens, claims and encumbrances, except solely for the assumption of Seller’s obligations to complete two (2) feature documentary motion pictures and for any guild residuals or profit participations that may be due, in connection with the motion picture rights and licenses acquired hereunder, and as more fully detailed in the Schedules attached hereto.

4.     Assignment of Rights. Seller will assign and Buyer will accept and assume all of Seller’s rights, title and interest in and to the Assets and any contracts in connection therewith.

5.     Purchase Price. The purchase price for the Assets shall be the issuance by Buyer to Seller of 38,000,000 shares of Buyer’s common stock and 2,500,000 shares of Buyers preferred stock (“Shares”).

6.     Execution and Closing. The consummation of the transaction contemplated by this Agreement shall occur immediately upon the execution of this Agreement and the receipt of Seller of the Shares at which time Buyer shall be delivered all required materials in connection with the conveyance of the Assets and at which time Buyer shall assume full control of the Assets.

        After execution of this Agreement, Seller will provide, at its own expense, full delivery to Buyer of any and all materials, elements, agreements and physical properties and materials that may be required herein for Buyer to effectively and efficiently assume all right, title and benefits of the acquired Assets. Should it be required by Buyer, the Seller shall provide assignments, such bills of sale and instruments of transfer and conveyance as shall be reasonably be required by Buyer for the transfer to Buyer of all right, title and interest of Seller in and to the Assets. The parties shall also deliver to each other such officer certificates and other instruments as may be reasonably required to effect the transaction contemplated herein.

ASSET LIABILITY, BUYERS REPRESENTATIONS AND ISSUANCE OF SHARES

7.     Asset Liability. Buyer shall not assume or be responsible for any liabilities or obligations of Seller, except for those assumed obligations described herein, including without limitation, any liabilities which Seller was obligated to satisfy prior to execution Date, or for any tax liability of the Seller . Buyer shall take all Assets transferred by this Agreement free of any liens, claims, and encumbrances existing or claimed to exist on the Assets.

8.     Buyers Representations. The Seller acknowledges and agrees that the Shares being issued to Seller hereunder, as the Purchase Price, are being issued by the Buyer as a private Company and there shall be no tradable exchange for the Shares unless and until Buyer makes successful filings with the SEC and FINRA to allow Buyers common stock to be traded in the public market. Seller further acknowledges that it understands that it is the Buyers intent to make such filings but that Buyer has no obligation, whatsoever, to Seller or anyone related to Seller to make any such filings and it shall do so in its sole discretion and judgment. In the event that Buyer eventually becomes a publicly traded Company Seller acknowledges that the Shares issued to Seller hereunder will be issued in accordance with rule 144 of the Securities Act and, as such, Seller further acknowledges and agrees that all Shares issue hereunder will be “restricted securities” within the meaning of the Securities Act.

9.     Issuance of Shares. The Seller acknowledges that the Buyer has not agreed and has no obligation to register the resale of the Shares under the Securities Act. Seller acknowledges and agrees that any and all certificates representing the Shares, to be issued hereunder, may be endorsed with restrictive legends. Seller acknowledges that it is a related Company to Buyer and is, therefore, familiar with the details of Buyer’s financial condition and that Seller represents that it is sophisticated and experienced in financial matters and that the Shares being issued hereunder are for Seller’s own account and that the issuance of the Shares have not been reviewed by the SEC or any securities regulatory authorities.

OTHER REPRESENTATIONS OF THE SELLER’S AND BUYER

10.       Other Representations of the Seller. Seller hereby represents and warrants to Buyer as follows:

(a)       Title to the Purchase Assets. Seller is the lawful owner and has good and marketable title to all of the Assets and hereby grants indemnification unto Buyer and its successors and assigns against claims of any third parties. Seller is a duly authorized corporation under the laws of Germany, validly existing and in good standing. This Agreement has been duly authorized by the Board of Directors of Seller and constitutes the binding and enforceable obligation of Seller. Seller has authority to sell and transfer the Assets, which are free and clear from any liens or encumbrances. Additionally, Seller has received all consents regarding the acquisition from any entities whose consents are necessary, including but not limited to, any and all governmental regulatory agencies whose consents are necessary, holders of notes, company affiliates, and corporate consents.

(b)       Seller’s Liabilities. Seller represents that it does not have any liability or obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured of any nature whatsoever, whether arising out of contract, tort, statute or other (“Liabilities”), except: (i) as specifically disclosed in a Schedule hereto to be provided to the Seller on or before the date hereof, which is incorporated herein by reference; (ii) liabilities incurred in the ordinary course of business which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of Seller . To the best knowledge of the Seller, upon due inquiry, there is no basis for assertion against Seller of any liabilities.

(C)       Compliance with Laws. Seller has complied with and is not in default under any applicable law, ordinance regulation or order, the violation of which would materially and adversely affect the Assets. There is no litigation proceeding or investigation pending or known to be threatened which might materially and adversely effect the Assets.

(d)       Taxes. Seller has duly filed all federal, state, local, and foreign tax returns, if any, necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to taxes. There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the purchased Assets.

(e)       Completeness of Statements. No representation or warranty in this Agreement and no statement set forth in any schedule attached hereto contains any untrue statement of any material fact, or omits to state any material fact necessary to make the statements contained therein not misleading.

(f)        Operation in the Ordinary Course. During the period of Seller’s ownership up and to and including the date hereof: (i) there has been no damage destruction or loss or any event materially adversely affecting the Assets, and (ii) there has been no sale or other disposition of the Assets except as disclosed herein.

11.       Representation and Warranties of the Buyer. Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wyoming, and this agreement has been duly authorized by the Board of Directions of Buyer and constitutes the valid binding and enforceable obligation of the Buyer .

12.       Notice of Default. In the event of default by either party, the non-defaulting party shall provide written notice of default to the defaulting party. Such notice of default shall provide ninety (90) days for the defaulting party to cure the default.

13.       Commissions and Finder’s Fees. Buyer and the Seller each hereby represent and warrant that neither of them have retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for broker’s or finder’s fees with respect to the transactions contemplated hereby for which the other may be liable.

14.       Governing Law. By executing this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the state of Wyoming. It is the intention of the parties that this Agreement and any dispute arising out of this agreement be governed and construed, by any Court or judicial body, under the laws of Wyoming. Furthermore the parties recognize and declare that Wyoming has the most significant relationship to this Agreement and any dispute that may arise from it and that any other claimed venue or claimed jurisdiction has no legitimate interest in this Agreement or any dispute arising from.

15.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors of Seller and Buyer and their assigns. Buyer may freely assign its rights under this Agreement without the consent of Seller or any party related to Seller.

16.       Entire Agreement. This Agreement sets forth the entire Agreement and understanding of Seller and the Buyer with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein. The parties hereto are related parties and the Agreement was drafted by a related party and they therefore consent that the terms of this Agreement shall not be construed for or against either party. This Agreement may be amended or modified only by a written instrument signed by Seller and the Buyer or their successors in interest.

17.       Disputes. The parties agree to attempt to resolve any claim or dispute arising out of or relating to this Agreement by mediation and good faith reasonable negotiation prior to resorting to litigation or other judicial process. In the event this Agreement is placed in the hands of an attorney for enforcement, the prevailing party shall be entitled to recover court costs and their reasonable attorney fees.

18.       Publicity. Prior to the Closing Date, no notices to third parties (including press releases) or to any employees, suppliers or customers of Buyer or Seller (other than key management and other persons whose knowledge is required), shall be made by any party hereto unless mutually agreed to, planned and coordinated jointly among the parties hereto except as may be required by regulatory bodies.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

20.       No Third Party Beneficiaries. The terms and provisions contained in this Agreement (including the documents and the instruments referred to herein) are not intended to confer upon any person other than the parties and any successor in interest of the parties hereto any rights or remedies hereunder.

21.       Further Assurances. From and after the date of execution, upon the request of any party, the other party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances  and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

22.       Amendment. This Agreement maybe amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver is set forth in a writing executed by Seller and Buyer or their assigns or respective successors in interest. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

23.       Waiver. No waiver by either party of any breach of a provision of this Agreement shall be a waiver of any subsequent breach, whether of the same or a different provision of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

BUYER :	SELLER’S :
Lux Digital Pictures Inc	Lux Digital Pictures, GmbH
By
Mr. Ingo Jucht	Mr. Ingo Jucht
CEO	Managing Director
Witness:	T. Joseph Coleman

SCHEDULE “A”

To the Agreement dated June 10, 2008 by and between Lux Digital Pictures, Inc (“Buyer”) and Lux Digital Pictures GmbH (“Seller”)

ASSETS

1)
All of Sellers right, title and interest in and to the motion picture “Night of the Living Dead 3D” including, but not limited to, the assignment of its copyright, all underlying agreements and properties, all licenses, contracts and agreements, logos, domain names, web sites, physical and marketing materials, goodwill and any and all other right, title and interest not specifically described herein.

2)
Specific assignment of all of Seller’s right, title and interest under Seller’s agreement with Lions Gate Films, Inc, for the picture “Night of the Living Dead 3D”, dated August 23, 2006 and attached hereto as Schedule “B”.

3)
Specific assignment of all of Seller’s right, title and interest under Seller’s agreement with Showcase Entertainment, Inc, for the picture “Night of the Living Dead 3D”, dated September 16, 2006 and attached hereto as Schedule “C”.

4)
All of Seller’s right, title and interest in and to the “brands” and “business concepts”: “Midnight Movies”, “New Broadway Cinema”, “DigiTheater” and “ShortSceams” inclusive of all copyrights and trademarks, the rights to use names and logos and all goodwill. All of Seller’s right, title and interest in and to two (2) partially completed feature length documentary feature motion pictures: “Nightmares in Red, White and Blue” and “American Grindhouse” acquired by Seller under its agreement with Midnight Movies Entertainment, Inc dated April 14. 2008 and attached hereto as Schedule “D”.

AGREEMENT
"NIGHT OF THE LIVING DEAD 3D"

This agreement (the "Agreement") is made and entered into as of August 23, 2006, by and between Lux Digital Pictures GmBH (individually and collectively, "Grantor") and Lions Gate Films Inc. ("LGF") with respect to that certain motion pictures presently entitled  "Night of the Living Dead 3D".

1.         Picture: The "Picture" shall mean that certain motion picture presently entitled "Night of the Living Dead 3D" and any and all versions thereof and all "bloopers", footage, trims and outtakes thereof (including, without limitation, the Director's Cut and the Final Cut and any and all versions of each of me foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, "behind the scenes", "making of and any and all other documentary or short films concerning the Picture, and all footage, "bloopers", trims and out-takes of each of me foregoing), produced by, on behalf of or at Grantor's direction, in the year 2006, starring Briaima Brown, Joshua DesRoches, Johanna Black, Sid Harig and Greg Travis in the principal lead and supporting roles and directed by Jeff Broadstreet. Grantor shall only be required to Deliver such "behind the scenes", "making of and other documentary and short films concerning the Picture, and such footage, "bloopers" trims and outtakes of the Picture as are available, except as otherwise set forth in the Delivery Schedule with respect to Television Cover Shots.

2.         Territory: The 'Territory" shall mean and include each of the following: (a) United States of America (including but not limited to, Guam, Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the Virgin Islands, Puerto Rico and American Samoa) ("U.S."), its territories, possessions, trusteeships and commonwealths and all military bases, ships at sea, airlines and oil rigs flying the flag or serviced from of the U.S., (b) Bermuda and the Bahamas Islands.

3.          Rights Granted; Release Commitments:

a.         Rights Granted to LGF: Grantor hereby grants to LGF, on an exclusive basis, all jigjnis in and to the Picture and the underlying material with respect thereto, under copyright and otherwise, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Non-Theatrical, Home Video, Television, and ancillary and derivative rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule "A", which is attached hereto and incorporated herein by Has reference (collectively, the "Rights*), but expressly excluding the Copyright, all rights in and to all sequels, prequels and remakes of the Picture, and the Theatrical, Merchandising, Soundtrack, Music Pubhshjng, Literary Pubtishing and Electronic Publishing Rights in and to the Picture (collectively, the "Reserved Rights'^) and all rights to all sequels, prequels and remakes of the Picture, regardless of form (e.g., theatrical, made for cable, episodic television, etc.). Without limiting me generality of the foregoing, the Rights granted to LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.

b.         Grantor's Theatrical Release Commitment Grantor shall cause a theatrical release of the Picture in the Territory prior to LGF 8 initial Home Video Street Date of the Picture in the Territory and in no event later than November 10,2006. Such theatrical release shall occur on no fewer than three hundred fifty (350) screens in its initial release and shall have no fewer than five hundred (500) playdates. Without limiting the generality of the foregoing, Grantor shall spend no less than One Million Dollars ($1,000,000.00) in actual, direct, out-of-pocket, third party print and advertising costs in connection with such theatrical release.

c.         LGF Marketing: Subject to timely and complete Delivery (and LGFs acceptance) of the Picture, LGF shall cause a trailer of the Picture to appear on Video Devices of other motion pictures) distributed by LGF, the number and selection of which shall be determined by LGF in its sole discretion. LGF shall market the Picture in accordance with its good faith business judgment and standard business practices. Without limiting the generality of the foregoing, LGF shall meaningfully consult with Grantor with respect to the top sheet of the marketing budget for the initial Home Video release of the Picture in the Territory. Without limiting the generality of the foregoing, LGF shall consult with Grantor with respect to thelselection of the initial Home Video Street Date of the Picture in the Territory.

d.         Remakes. Prequels & Sequels: LGF shall have a right of first negotiation (for a period of thirty (30) days commencing on LGFs receipt of the Negotiation Elements), and a right of first refusal (with respect to offers that are equal to or less than one hundred fifty percent (150%) of LGFs best financial offer) for a period of thirty (30) days commencing on LGFs receipt of the material financial terms of any agreement which Grantor is prepared to accept, with respect to the distribution of each and every remake, prequel and sequel of the Picture, regardless of form (e.g., theatrical, made-for-cable, episodic television, etc.). LGFs first refusal rights shall revive and apply to each and every further offer which Grantor is prepared to accept and shall continue in full force and effect so long as Grantor retains any right, title or interest in and to the applicable rights. Without limiting the generality of the foregoing, LGFs first negotiation and first refusal rights shall revive and apply each and every time one of the Negotiation Elements (as mat term is defined below) changes in any material respect (unless the Negotiation Elements) change after an agreement with a third party has been executed, subj ect to any reversion of rights to Grantor, as in the case of a turnaround provision). As used herein, the term "Negotiation Elements" shall mean written notice from Grantor that includes all of the following: (a) a copy of the most recent draft of the script, (b) a list of principal cast and any and all other material attachments (e.g., writer, director and producer attachments, etc.), (c) a copy of the budget of such production, and (d) the most recent cut of such production.

e.         Reserved Rights Participation: Grantor represents and warrants to LGF that it has entered into agreements with third parties for the exploitation of each of the Reserved Rights, other man the remake, prequel and sequel rights in and to the Picture. One hundred percent (100%) of all monies received by or credited to the account of Grantor (or the parent of Grantor or a wholly owned subsidiary or a wholly owned affiliated entity of Grantor) from the eixploitation of the Reserved Rights (other than the remake, prequel and sequel rights in and to the Picture) shall be allocated and paid Eighty Percent (80%) to Grantor and Twenty Percent (20%) to LGF. LGF shall be copied on all reporting statements rendered to Grantor with respect to each of the Reserved Rights within five (5) business days of Grantor's receipt of such reporting statement. If Grantor self-distributes any of the Reserved Rights at any point during the Term, Grantor shall render accounting statements and payments to LGF under the same terms and conditions as LGF is required to render accounting statements and payments to Grantor pursuant to paragraph 12 below. LGF shall be entitled to the same audit rights as are accorded to Grantor pursuant to paragraph 13 below.

4.         Term: The Term"offhis Agreement shall commence as of the date first written above and shall terminate Twenty-Five (25) years from complete Delivery of the Picture to LGF in accordance with the Delivery Schedule plus an additional six (6) month exclusive sell-off period Without limiting the generality of the foregoing, LGF shall have a right of first negotiation and a right oflast refusal with respect to any extensions of the Term hereof.

5.         Minimum Guarantee: None.

6.         Grantor's Participation; Distribution Fees:

a.         Grantor's Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGFs Distribution Fee for all media, and (ii) LGPs Distribution Expenses (as that term is defined hereinbelow) plus Interest. AH revenues remaining after the foregoing deductions shall be referred to herein as "AGR". Grantor shall be entitled to receive One Hundred Percent (100%) of the AGR. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as "Grantor's Participation". LGF shall be entitled to cross-collateralize all revenues from all media for the purposes of recouping LGFs recoupable Distribution Expenses plus Interest

b.         LGFs "Distribution Fee" shall equal Twenty Percent (20%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.

c.          As used herein, "Distribution Expenses" shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third patty costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take "access" to any Delivery Materials pursuant to the Delivery Schedule; and/or fiii) Grantor is not required to deliver such elements under the Delivery Schedule).

7.         Delivery: Grantor shall Deliver, at Grantor's sole cost and expense, all Initial Delivery Materials (as that term is defined in the Delivery Schedule) to LGF on or before October 16, 2006 (the "Initial Delivery Date") and all Delivery Materials set forth in the Delivery Schedule mat are required to constitute complete Delivery on or before October 30,2006 (the "Complete Delivery Date"). The Initial Delivery Date and the Complete Delivery Date shall be individually and collectively referred to herein as the "Delivery Date". Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language. It is the essence of this Agreement that Grantor Deliver both the 3D version of the Picture as well as the 2D version of the Picture in accordance with the Defivery Schedule.

a          Running Time: The Picture shall be Delivered to I/jF have a running time of not less than eighty (80) minutes, nor more than one hundred ten (110) minutes, inclusive of main and end titles.

b.         Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive man "R".

8.         Credits; Editing: LGF shall have the right to cut, edit, change or add to, delete from or revise the Picture, including the title, for M.P-A.A. rating purposes, to meet Television broadcaster standards, practices and timing requirements, to obtain distribution opportunities (e.g., the creation of an airline and/or ship version of the Picture, the creation of downloadable episodes (e.g., i-tunes downloads), and as required by law, court order, and in settlement of a dispute. Subject only to Grantor's third party contractual restrictions delivered to LGF, Grantor's credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing prior to the execution of this Agreement, LGF may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork tide. Without limiting the generality of the foregoing, LGF shall have the right to place its name and logo on all materials concerning the Picture, including, without limitation, in the main and end credits of the Picture (e.g., LGFs customary presentation credit), in the billing block, and on all advertising materials. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party contractual approval and consultation rights to LGF in writing on or before the Initial Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Initial Defivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement obtaining a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Initial Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (1) to comply with a court order or the order of an arbitrator or mediator, (ii) as required in settlement of a dispute, or (iii) as required by law.

            No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGFs receipt ofwritten notice thereof. The sole remedy of Grantor for a breach of any of the provisions of tins paragraph 8 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.

9.         Holdbacks: LGF shall control the release dates of the Picture by means of the Home Video Rights as well as all television exhibition in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture day and date with LGFs initial commercial release of the Picture in the Territory in like nfedia. When applicable, LGF shall also control the wholesale and suggested retail price of the distribution of the Picture by means of the Home Video Rights in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture at the same price point as LGF's initial release of the Picture in the Territory. Grantor guarantees that the distributors) of the Picture in Canada and in Mexico shall each confirm in writing its acknowledgement of such holdback and price restrictions.

10.       Grantor's Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture, (b) Grantor owns or controls all Rights granted to LGF under mis Agreement and mat all such Rights are free of all Kens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, ifbreached, would or could in any way impair, interfere with, abrogate or adveniery or ctiierwiseaftect any of tie Rights granted to LGF under this Agreement; (d) LGFs exploitation of the Picture will not be subj ect to any guild (e.g., WGA, DGA, and SAG) hens, or residuals; (e) it is a corporation duty formed and validly existing in good standing under the laws of California (with respect to Midnight Movies Entertainment, Inc.) and Germany (with respect to Lux Digital Pictures GmbH) and has the full right, power, legal capacity and authority to enter into and cany out the terms of this Agreement;

            (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or the literary, dramatic, musical, artistic, pereonal, private, dviL "droit moral" or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagem ent of) any person or entity whatsoever, (g) it has no agreement with or obligations to any third parry with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the rights granted to LGF herein have not been previously granted, licensed, sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof, (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which are necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof, mchxbrig, without limitation, the music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including both "m-contexf' and "out-of-context" uses thereof); and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the "CPOEA") and mat the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA.

11.       Indemnities:

a.         Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the "LGF Indemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the actual or proposed production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by Grantor, unless resulting from a breach of this Agreement by LGF.

b.         LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the "Grantor mdemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees but excluding lost profits and consequential damages) arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor mdemrirtees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by LGF, except to the extent mat LGF is required to be indemnified by Grantor in accordance with paragraph 11(a) hereinabove.

c.         The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGFs exploitation thereof during the Term and in the Territory.

12.       Reporting Periods: Following exploitation by LGF of the rights granted herein, customary reporting shall be rendered to Grantor quarterly for two (2) years, then annually. Statements and accountings shall be delivered within ninety (90) days of each reporting period. In the event that no payments are due Grantor hereunder for a period of two (2) consecutive years, then LGF shall have no obligation to render any reporting hereunder until such time as payments are owed to Grantor hereunder.

13.       Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGFs books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor's sole cost and expense; such audit shall take place in LGFs principal place of business and shall not unreasonably interfere with LGFs course of business. Said audit shall be conducted at LGFs principal place of business during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit All notices, statements and payments made pursuant to the Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twelve (12) months after first issued.

14.       Assignment LGF may grant, assign or sublicense tins Agreement or any of its rights or obligations herein to any third party. Grantor shall not assign tins Agreement or any of their rights or obligations herein, except that after Delivery of the Picture is accepted by LGF Grantor shall have the right to assign its right to receive payment on a single occasion in bulk. Any purported assignment in violation of tins Agreement shall be null and void.

15.       No Third Parry Beneficiaries: Nothing contained in tins Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under tins Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGFs distribution of the Picture.

16.       Default If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor's receipt of LGFs written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement m the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGFs sole discretion, as (i) a Distribution Expense, and/or (n) from any other monies (e.g. Grantor's Participation, bonuses, etc.) which are then due and owing to Grantor. LGFs rights and remedies shall be cumulative, and none ofthem shall be exclusive of any other allowed by law. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain mjunctive relief with respect to the exercise by LGF of the rights granted hereunder, Grantor's sole remedy shall be an action at law for damages.

17.   Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly within California or, if appropr~~ia~~te, the federal laws of the United States of America Any dispute regarding the validity, construction, terms or performance of mis Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles, California in accordance with the following provisions:

a.         If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.

b.         The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America

c.         The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.

d.         There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.

e.         Witness lists, production of documents and subpoenas in the arbitration shall be m accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.

f ..        The decision of the arbitrator (or the maj ority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator's and court reporter's fees (mduduig, without limitation, the cost of the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

This Agreement (inclusive of Schedule "A", Exhibit "A" and Exhibit "C"), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF's standard long-form agreement, subject to good faith negotiations in accordance with LGF's standard business practices. All items not addressed above shall be negotiated in good faith pursuant to rffevailing industry customs and standards and LGFs standard business practices.

AGREED AND ACCEPTED BY:

LIONS GATE FILMS, INC.	LUX DIGITAL PICTURES GMBH
Signature	Signature

Peter Block	Ingo Jucht
PRINT NAME	PRINT NAME

President of Acquisitions	Operating Manager
TITLE	TITLE

10/26/06	12.10.2006
DATE	DATE

Schedule "A"

The Rights

All rights in and to the Picture and the Screenplay (hereof, exclusively, in the Territory under copyright and otherwise, but expressly excluding the Reserved Rights (as that term is defined in the Agreement) in and to the Picture. Without limiting the generality of the foregoing, LGF is hereby granted the sole and exclusive right to produce and distribute the Picture in all languages in all media (other man the Theatrical media and the other Reserved Rights as set forth herein), whether now known or hereafter devised including, but not limited to Home Video Rights (including, without limitation, rental, sell-thru (including, but not limited to, Electronic Sell-Thru, including, but not limited to, Download-to-Own and Download-to-Bum), Video-On-D em and, and other pay-per-transaction methods of distribution), Non-Theatrical (including, without limitation, airlines, ships, hotels, oil rigs, educational institutions, and military bases and embassies), Television (including, without limitation, advertising supported programming, premium programming, network television, ad hoc network television, television syndication, closed circuit, and Pay-Per-View by all methods of delivery, now known or hereafter devised, whether re-uplinked or otherwise, including without limitation, terrestrial, digital terrestrial, Satellite, Cable, MMDS, MDS, DBS, DDT, DIVA, DIVX, SMATV, MATV, ADSL, LPTV, CATV, and other telecommunication systems), by any and all methods of distribution, whether now known or hereafter devised, including, without limitation, fiberoptics and Internet Delivery Mechanisms, without limiting the foregoing, LGF is hereby granted the exclusive right to exploit the Picture in all manner and style including, without limitation, the right to sell, rent, give-away, exhibit, advertise and promote the Picture in all media, whether now known or hereafter devised. Without limiting the generality of the foregoing grant, LGF is hereby granted all elements with respect to the Picture, including the title and characters, and including the exclusive right to edit, delete, modify, disguise, create, develop, adapt, produce, distribute, exhibit, broadcast, and exploit the Picture, subject to those editing restrictions set forth in paragraph 8 of the Agreement Without limiting the generality of the foregoing grant, LGF is hereby granted the right to exploit and/or license, in any and all media, all footage, (rims and outtakesof and from the Picture as may be available, and any portions thereof in any manner and style as LGF shall determine in its sole discretion, including, without limitation, the right to use such footage, trims and outtakes in connection with the creation of other motion pictures and/or other audiovisual works, and to license such footage, trims and outtakes as "stock footage" as that term is commonly understood in the entertainment industry (collectively, the "Clip Rights")- In the event that LGF is required to receive access to the footage, trims and outtakes of the Picture pursuant to the Delivery Schedule (as opposed to physical delivery), then prior to Grantor destroying or electing not to store any footage from the Pictures and any trims and outtakes from the Pictures, Grantor shall notify LGF in writing and LGF may elect to store such footage, trims and outtakes at LGF' s cost If LGF does so elect to store such footage, trims and outtakes, Grantor shall have access to all such material. Grantor shall pay for the laboratory charges and duplication costs which Grantor incurs in this regard.

Capitalized terms utilized herein and not otherwise defined shall have the same meaning as in LGF's Standard Terms and Conditions, which shall be negotiated in good faith in accordance with LGF's standard business practices.

SHOWCASE ENTERTAINMENT, INC.
Warner Center, 21800 Oxnard Street, Suite 150
Woodland Hills, California  91367

September 15, 2006

Mr. Tom Coleman
Lux Digital Pictures GmbH
Seestr. 13
13353 Berlin, Germany

Dear Tom:

The following sets forth the material terms of the agreement between Lux Digital Pictures GmbH ("Producer") and Showcase Entertainment, Inc. ("Showcase") pursuant to which Showcase is hereby appointed to be the exclusive foreign sales agent in connection with NIGHT OF THE LIVING DEAD 3D (the “Picture”):

1.         TERM:  Five (5) years automatically extending an additional five (5) years provided Showcase has received gross sales revenues equal to or exceeding $1,500,000. Showcase can grant rights to its licensees for up to fifteen (15) years (except for twenty (20) years for the German speaking territories, Australia/New Zealand and the Italian speaking territories).

2.         RIGHTS & TERRITORY: The world excluding the U.S. and Canada, in all media, excluding only merchandising, publishing and soundtrack rights. All agreements shall be entered into “as agent for” the Producer.
3.         DISTRIBUTION FEE (computed on gross revenues received): 10% of the first $1,000,000 of gross revenues; 12.5% on gross revenues collected in excess of $1,000,000 but less than $2,000,000 and; 15% on gross revenues collected in excess of $2,000,000.

4.         RECOUPABLE DISTRIBUTION EXPENSES: (a) the total sum of $35,000.00 for Showcase’s attendance at the film and television markets, chargeable: $11,666.00 for each of the Picture’s first three film markets (e.g., AFM, Berlin and Cannes).  Showcase will also be exploiting the Picture at MIPCOM, MIPTV, NATPE and any other markets that it attends at no charge; and (b) All other expenses shall be advanced by Showcase and must be approved in writing by Producer (eg. art, trailer, screenings, screeners, and ads).

5.         DELIVERY REQUIREMENTS:  Producer will timely deliver to Showcase within three (3) months (or give Showcase lab access, as applicable) all technically correct film and television elements and appropriate documentation and publicity materials as are necessary for Showcase to make delivery of the Picture to all of its licensees in accordance with standard industry practice.

6.         ACCOUNTINGS, SEPARATE BANK ACCOUNT and AUDIT RIGHTS: Accountings will be monthly during the first year, quarterly during the second year and bi- annually thereafter.  Showcase shall establish a separate bank account or open an escrow account for the Picture into which all gross revenues shall be deposited and dispersed per this Agreement.  Producer shall have the right to audit Showcase’s records in connection with the Picture 30 days prior written notice, at Producer’s sole cost and expense, no more frequently than once per year with no statement to be audited more than once.

7.         RESOLUTION OF DISPUTES:  By final, binding and non-appealable arbitration in accordance with the rules and procedures of IFTA. Producer’s rights in the event of any breach or purported breach by Showcase shall be limited to an action at law for damages.  There shall be a mutual indemnity and a 30 day cure provision for any purported breach.

8.         MINIMUMS: Producer and Showcase do hereby  mutually approve the Schedule of Minimums, attached hereto as Schedule “A” and made a part hereof, pursuant to which Showcase shall not have the right to accept any offer for rights  which does not equal or exceed the minimum aggregate amount set forth in the Schedule for all rights in a particular territory without Producer’s written approval.  The Minimums are not guaranteed, but are set forth solely to prohibit Showcase from licensing any particular medium for a minimum guarantee amount lower than those presently desired by Producer.

9.         PACKAGING:  Showcase shall not “package” the Picture (ie. Showcase shall not require a buyer to take other pictures along with the Picture).  It is acknowledged that Showcase may sell more than one movie, including the Picture, to the same licensee.

10.       REPS AND WARRANTIES: Producer shall provide representations and warranties in accordance with standard industry practice including but not limited to the following:

(a)       Showcase and its licensees shall have the right to use the names and likenesses of all cast & crew in connection with the Picture and ads regarding the Picture.

(b)       Producer has and will at all times have the sole right, title and interest in and to the Picture free and clear from any liens (other than SAG) and/or other claims; the Picture and the use of the title will not infringe on or violate any rights of any person, corporation and/or other entity; Producer has the right to enter into this Agreement and to grant the rights granted to Showcase hereunder; and Showcase's exercise of its rights under this Agreement shall not infringe on the rights of any person, corporation and/or other entity.

Showcase hereby represents and warrants that it is a Corporation in good standing and it shall use its best, reasonable efforts to market, sell and otherwise exploit the Picture, including obtaining so called “theatrical deals” whenever possible, in accordance with its best business practices and shall endeavor to achieve maximum sales and results on behalf of the Producer, in full consultation therewith.

11.        TERMINATION. This Agreement may be terminated upon the mutual agreement of the parties or upon the declared insolvency or dissolution of Showcase.

All signatories to this Agreement hereby acknowledge and agree that they have read this Agreement and have been given the opportunity to consult legal representation prior to execution of same. This Agreement may not be modified or waived except by a writing signed on behalf of the party to be charged.

Very truly yours,	Accepted and Agreed:
Showcase Entertainment, Inc.	Lux Digital Pictures GmbH

By: An Authorized Signer	By: An Authorized Signer

"NIGHT OF THE LIVING DEAD - 3D" - SCHEDULE OF ASKING PRICES AND MINIMUM PRICES

EXHIBIT "A"

	ASKING	MINIMUMS	MINIMUMS	MINIMUMS	MINIMUMS
TERRITORY	PRICES	THEATRICAL	VIDEO	TELEVISION	ALL RIGHTS
ARGENTINA/URU/'PAR	$40.000	$15,000	$7,000		$22.000
AUSTRALIA/NZ	125.000	75.000	10,000	10,000	95,000
ASIA (PAY TELEVISION)	25,000			12,000	12,000
BANGLADESH	15,000	5,000	2,000	2,000	9,000
BENELUX	75,000	30,000	7.500	7,500	45,000
BRAZIL	75,000	30,000	15,000		45,000
BULGARIA	10,000	2,000	2,000	1,000	5,000
CANADA (ENGLISH)	150,000	75.000	15,000	10,000	100,000
CHILE	8,000	2,500	1,000		3,500
CHINA	50,000	10,000	10,000	10,000	30,000
COLUMBIA	15,000	7,500	2,500		10,000
CROATIA/SLOVANIA	10,000	1,000	1,000	1,000	3,000
CZECHOSLOVAKIA	10,000	2,000	2,000	1,000	5,000
DOMINICAN REPUBLIC	8,000	1,000	500		1,500
EAST AFRICA	25,000	10,000	5.000	4,000	19,000
ECUADOR/PERU/BOLIV1A	15,000	5,000	3,000		8,000
ENGLAND/UK	200,000	50,000	10,000	20,000	80,000
FRANCE	250,000	50,000	Straight dist	20,000	90,000
FRENCH CANADA	35,000	15,000	10,000	5,000	30,000
GERMANY/ AUSTRIA	300,000	100,000	25,000	75,000	200,000
GREECE	20.000	7,000	4,000	2,000	13,000
HONG KONG	30,000	8,000	2,000	2,000	12,000
HUNGARY	10,000	2,000	1,000	1,000	4,000
INDIA	75,000	15,000	10,000	10,000	35,000
INDONESIA	35.000	12,000	2,000	2,000	16,000
ISRAEL	15,000	7,000	2,000	1,000	10,000
ITALY	300,000	100,000	20.000	30,000	150,000
JAPAN	400,000	150.000	25,000	50,000	225,000
KOREA	150,000	50.000	20.000	20,000	90,000
LATIN AMERICAN TV	50,000			25,000	25,000
MALAYSIA	10,000	2,000	2,000	1,000	5,000
MEXICO/ CENTRAL AMER	30,000	15,000	4.000		19,000
MIDDLE EAST	15,000	2,000	2,000	1,000	5,000
PAKISTAN	25,000	7,500	5,000	2,500	15,000
PHILIPPINES	35,000	7,500	7,500	5,000	20,000
POLAND	25,000	7,500	4,000	3,500	15,000
PORTUGAL	20.000	5,000	3,000	2,000	10,000
ROMANIA	15,000	4,000	l,000	2,000	7,000
RUSSIA	125,000	50,000	10.000	15,000	75,000
Scandinavia	NORDISK STRAIGHT DISTRIBUTION DEAL
SINGAPORE	10,000	2,000	2,000	1,000	5,000
SOUTH AFRICA	NU METRO STRAIGHT DISTRIBUTION DEAL
SPAIN	250,000	75,000	20,000	30,000	125,000
SRI LANKA	8,000	2,000	2.000	2,000	6,000
TAIWAN	30,000	10,000	5,000	4,000	19,000
THAILAND	15,000	2,000	4,000	1,000	7,000
TURKEY	15,000	5,000	1,000	4,000	10,000
venezuela	15,000	5,000	2,000		7,000
WEST AFRICA	25,000	10,000	5,000	4.000	19,000

TOTAL (excluding USA)	$3,194,000	$1,048,500	$294,000	$399,500	1,742,000

Where Pay tv and Free TV are sold separately in any temtory,  the minimum price for each of Pay TV and Free TV shall be deemed to be 50% of the applicable price set forth in the "MINIMUMS TELEVISION" column.

SCHEDULE  D

ASSET PURCHASE AGREEMENT

between

LUX DIGITAL PICTUTES GmbH.
(a German Registered Company)

and

Midnight Movies Entertainment, INC.,
(a Nevada corporation)

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated April 14, 2008, between Midnight Movies Entertainment, Inc(" Seller " herein), a Nevada corporation, and Lux Digital Pictures GmbH., a German registered corporation, (“Buyer "), is made with reference to the following provisions, and shall be effective upon payment of the Purchase Price and execution of this Agreement.

RECITALS

A.       The Seller owns certain “brands” and business concepts in and to “Midnight Movies”, “New Broadway Cinema”, “DigiTheater” and “Short Screams” and certain assets and rights relating to its development, financing and production of two (2), partially completed, feature length documentary motion pictures “Nightmares in Red, White and Blue”, produced and written by Joseph Maddley, and “American Grindhouse”, written and directed by Elijah Drenner, and all of Seller’s interest in and to the motion picture “Night of the Living Dead 3D” (“Assets”). The Assets shall include but not be limited to, all underlying properties and agreements including all revenue streams under certain assigned contracts with LionsGate Films, Inc and Showcase Entertainment, Inc, all underlying talent agreements, all copyrights, all licenses, logos, edited footage, all film “clips” and source materials, all domain names, right to use names and logos and all goodwill and any and all other right, title and interest in and to the Assets held by Seller, not specifically described herein.

B.       The Buyer desires to acquire the Assets and assume all of Seller's right, title and interest in and to the Assets.

C.       The Buyer and Seller agree that, upon execution of the document and payment of the Purchase Price, title to the assets shall immediately pass to Buyer and Buyer shall have complete use and control of assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this agreement, the parties hereby agree as follows.

Incorporation of Recitals

The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made part of this agreement.

ASSET PURCHASE AND CONSIDERATION

1.         Assets. Seller agrees to sell and transfer, and Buyer agrees to purchase the Assets free and clear of all liens, claims and encumbrances, except for any and all future talent participations and/or residuals due, if any, and the full cost and expense of completing the documentary motion pictures which shall be solely determined by Buyer.

4.         Assignment of Rights. Seller will assign and Buyer will accept and assume all of Seller's rights, title and interest in and to the Assets and related assets if any.

5.         Purchase Price. The purchase price for the Assets shall be the cash payment to Buyer of ONE HUNDRED NINETY SEVEN THOUSAND FOUR HUNDRED AND TWO DOLLARS ($197,402.)(“Purchase Price”). Buyer hereby acknowledges the receipt of and the full payment of the Purchase Price paid by wire transfer to Buyer, at the direction and instruction of Seller, on April 14 2008.

6.         Execution and Closing. The consummation of the transaction contemplated by this Agreement shall occur immediately upon the execution of this Agreement and the receipt of Seller of the Purchase Price at which time Buyer shall be delivered all required materials in connection with the conveyance of the Assets and at which time Buyer shall assume full control of the Assets.

        After execution of this Agreement, Seller will provide, at its own expense, full delivery to Buyer of any and all materials, elements, agreements and physical properties and materials that may be required herein for Buyer to effectively and efficiently assume all right, title and benefits of the acquired Assets. Unless agreed to otherwise by both parties in writing the Seller shall provide assignments, such bills of sale and instruments of transfer and conveyance as shall be reasonably be required by Buyer for the transfer to Buyer of all right, title and interest of Seller in, to the Assets. Each party shall also deliver to each other such officer certificates and other instruments as the other party shall reasonably request after the closing as may be reasonably required.

BULK SALE, ASSET LIABILITY, AND CREDITORS

7.         Asset Liability. Buyer shall not assume or be responsible for any liabilities or obligations of Seller, except for those assumed obligations described herein, including without limitation, any liabilities which Seller was obligated to satisfy prior to execution Date, or for any tax liability of the Seller . Buyer shall take all Assets transferred by this Agreement free of any liens, claims, and encumbrances existing or claimed to exist on the Assets.

8.         Bulk Sale. Seller recognizes the regulation of "Bulk Transfers" by Article 6 of the Uniform Commercial Code generally, and that the states of Florida, Texas, and New Jersey have repealed such "Bulk Transfer" sections from their respective State versions of the Uniform Commercial Code.

9.         Creditors. In order to eliminate any and all liens, claims, and encumbrances that may currently existing on the Assets, the Seller shall endeavor to pay all debts owed to creditors prior to the execution of this Agreement, excepting the following obligations which are necessary for the completion of the motion pictures, and which will follow this transfer of Assets to the Buyer , and which the Buyer agrees to accept the assignment of the following existing contracts, attached hereto as Exhibit “A” and any debt relating to those agreements:

(a)       Production Services Agreement between Joseph Maddrey and Seller.

(b)       Production Services Agreement between Elijah Drenner and Seller.

OTHER REPRESENTATIONS OF THE SELLER'S AND BUYER

10.       Other Representations of the Seller. Seller hereby represents and warrants to Buyer as follows:

(a)       Title to the Purchase Assets. Seller is the lawful owner and has good and marketable title to all of the Assets and hereby grants indemnification unto Buyer and its successors and assigns against claims of any third parties. Seller is a duly authorized corporation under the laws of the State of Nevada, validly existing and in good standing. This Agreement has been duly authorized by the Board of Directors of Seller and constitutes the binding and enforceable obligation of Seller. Seller has authority to sell and transfer the Assets, which are free and clear from any liens or encumbrances. Additionally, Seller has received all consents regarding the acquisition from any entities whose consents are necessary, including but not limited to, any and all governmental regulatory agencies whose consents are necessary, holders of notes, company affiliates, and corporate consents.

(b)       Seller's Liabilities. Seller does not have any liability or obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured of any nature whatsoever, whether arising out of contract, tort, statute or other ("Liabilities"), except: (i) as specifically disclosed in a Schedule hereto to be provided to the Seller on or before the date hereof, which is incorporated herein by reference; (ii) liabilities incurred in the ordinary course of business which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of Seller . To the best knowledge of the Seller, upon due inquiry, there is no basis for assertion against Seller of any liabilities accept for liabilities to be listed in a Schedule hereto to be provided to the Buyer at the closing.

(C)       Compliance with Laws. Seller has complied with and is not in default under any applicable law, ordinance regulation or order, the violation of which would materially and adversely affect the Assets. There is no litigation proceeding or investigation pending or known to be threatened which might materially and adversely effect the Assets.

(d)       Taxes. Seller has duly filed all federal, state, local, and foreign tax returns, if any, necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to taxes. There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the Purchased Assets.

(e)       Completeness of Statements. No representation or warranty in this Agreement and no statement set forth in any schedule attached hereto contains any untrue statement of any material fact, or omits to state any material fact necessary to make the statements contained therein not misleading.

(f)        Operation in the Ordinary Course. During the period of Seller's ownership up and to and including the date hereof: (i) there has been no damage destruction or loss or any event materially adversely affecting the Assets, and (ii) there has been no sale or other disposition of the Assets.

11.       Representation and Warranties of the Buyer. Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under the laws of Germany, and this agreement has been duly authorized by the Board of Directions of Buyer and constitutes the valid binding and enforceable obligation of the Buyer .

12.       Notice of Default. In the event of default by either party, the non-defaulting party shall provide written notice of default to the defaulting party. Such notice of default shall provide ninety (90) days for the defaulting party to cure the default.

13.       Commissions and Finder's Fees. Buyer and the Seller each hereby represent and warrant that neither of them have retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for broker's or finder's fees with respect to the transactions contemplated hereby for which the other may be liable.

14.       Governing Law. By executing this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the Republic of Germany. It is the intention of the parties that this Agreement and any dispute arising out of this agreement be governed and construed, by any Court or judicial body, under the laws of Germany. Furthermore the parties recognize and declare that Germany has the most significant relationship to this Agreement and any dispute that may arise from it and that any other claimed venue or claimed jurisdiction has no legitimate interest in this Agreement or any dispute arising from.

15.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors of Seller and Buyer and their assigns. Buyer may freely assign its rights under this Agreement without the consent of Seller.

16.       Entire Agreement. This Agreement sets forth the entire Agreement and understanding of Seller and the Buyer with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein. Both parties participated in the drafting of this Agreement and therefore consent that the terms of this Agreement shall not be construed for or against either party. This Agreement may be amended or modified only by a written instrument signed by Seller and the Buyer.

17.       Disputes. The parties agree to attempt to resolve any claim or dispute arising out of or relating to this Agreement by mediation and good faith reasonable negotiation prior to resorting to litigation or other judicial process. In the event this Agreement is placed in the hands of an attorney for enforcement, the prevailing party shall be entitled to recover court costs and their reasonable attorney fees.

18.       Publicity. Prior to the Execution Date, no notices to third parties (including press releases) or to any employees, suppliers or customers of Buyer or Seller (other than key management and other persons whose knowledge is required), shall be made by any party hereto unless mutually agreed to, planned and coordinated jointly among the parties hereto.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

20.       No Third Party Beneficiaries. The terms and provisions contained in this Agreement (including the documents and the instruments referred to herein) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for assignees of Buyer.

21.       Further Assurances. From and after the date of execution, upon the request of any party, the other party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

22.       Amendment. This Agreement maybe amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver is set forth in a writing executed by Seller and Buyer or their assigns or respective successors in interest. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

23.       Waiver. No waiver by either party of any breach of a provision of this Agreement shall be a waiver of any subsequent breach, whether of the same or a different provision of this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

BUYER :	SELLER'S :
Lux Digital Pictures GmbH	Midnight Movies Entertainment, Inc
By
Mr. Ingo Jucht	Mr. Jeff Broadstreet, Acting
Operating Manager	President and Chief Executive Officer

Maddrey Production Services Agreement Schedule D

Via email: josephmaddrey@hotmail.com

January 21, 2008

Mr. Joseph Maddrey
12756 Moorpark Street, #201
Studio City, CA. 91604

Re: “Nightmares in Red, White and Blue”

Dear Joe:

This letter is further to our conversations and is to set forth and confirm the terms of agreement for you to write, produce, edit, direct and deliver the above referenced feature length documentary motion picture (“Picture”) to be based upon your book of the same title (“Book”) and the partially completed screenplay by Robert Valding (“Valding Script”).

Midnight Movies Entertainment, Inc (MM”), or its designee or assigns, is willing to enter into agreement with you, Joseph Maddrey (“Maddrey”) or your designee or assign, subject to the following terms and conditions:

(1)
The Picture will be a feature length documentary film, based on the Book and the Valding Script to be re-written by Maddrey at the direction of MM, which will document, examine and chronicle the history of the American horror film. The Picture shall use and incorporate, throughout, a significant number of scene and film segments (“Clips”) from well known, and not so well known, motion pictures and movie trailers, both past and present, from the genre. The Clips will be used and incorporated into the Picture under the “Fair Use Doctrine” (“Doctrine”) and MM’s obligation to progress the Picture through production and exploit it in worldwide markets shall be contingent upon obtaining a legal opinion (“Opinion”) from counsel that assures MM that the Picture, upon completion, can obtain the necessary media insurance including “Errors & Omission” insurance. The Picture shall also use and incorporate other film footage and audio visual excerpts to document and chronicle the filmmakers and the period, use and incorporate professional graphics and illustrations and use and incorporate numerous original and archival interviews (“Interviews”) with veteran and contemporary filmmakers, film scholars, historians, critics and others. It is expressly agreed and understood that MM’s obligation to progress the Picture through production and make all of its required payments hereunder, as more fully described herein, is contingent upon Maddrey securing no fewer than two (2) of the “name” Interviews, from the list attached hereto as Schedule “A”, to appear in the Picture. Maddrey shall write and produce the Picture and supervise all aspects of its production, post-production and delivery, subject only to the direction of MM. The Picture shall be directed and fully edited by Andrew Monument (”Monument”) who shall be contracted by Maddrey and whose participation is a material condition to this Agreement. (It is acknowledged that it is the future intention of Maddrey and Monument to assign and define their interests in the Picture through a formal, corporate entity but until such time as that is documented and confirmed by the parties hereto Maddrey shall be an individual party to this Agreement.) The Picture shall be produced in a first class, professional manner and to a quality suitable for theatrical release and/or broadcast on a major US Cable Television Network. Maddrey also agrees to deliver the Picture on a timely basis subject to the time frames more fully described herein.

(2)
Maddrey and Monument, at and under the direction of MM, shall be fully responsible for writing, directing, editing and producing the Picture. Maddrey hereby represents and warrants to MM that he has the sufficient experience and ability to produce, direct and edit the Picture and that he shall, at all times during the production of the Picture, maintain the necessary production facilities and availability to successfully and timely complete and deliver the Picture to MM. Any and all writing work, services or authorship in connection with the Picture provided by Maddrey, Monument or his employees, affiliates or associates shall be deemed a “work for hire” and shall be owned exclusively and permanently by MM its designees or assigns. Maddrey agrees to further execute or cause his employees, affiliates or associates to execute an “Assignment of Copyright” for any material created for the Picture, as may be reasonably requested by MM. Maddrey’s responsibilities hereunder shall be to perform or supervise all aspects of the Picture’s production and post-production. Such production responsibilities shall include but not be limited to writing and polishing the Pictures screenplay and narrative track, hiring all personnel, drafting all production documents and obtaining any and all required releases, securing all talent, conducting all Interviews, organizing crews, shoots and locations, providing or supervising all editing and post production (inclusive of digitizing and ‘ripping’ all DVD’s), incorporating all special effects, graphics and titles and supervising all music, scoring, mixing, sound fx, V.O. narration and the production of all Delivery Items. Maddrey shall use his best efforts to create an entertaining and professional motion picture subject to and within the terms of this Agreement. If Maddrey is, for whatever reason, unable or unwilling to timely complete the Picture, under the terms contained herein, then MM reserves the right to fully assume the Picture’s production and replace Maddrey without further compensation or credit. Maddrey shall be “non-exclusive” to MM hereunder provided he shall be able to dedicate the sufficient time, energy and resources to timely complete the Picture and fulfill his obligations to MM hereunder.

(3)
The Picture, when delivered to MM by Maddrey hereunder, shall be complete in every respect and shall be fully paid and unencumbered in any way except for the obligations of MM to secure the Opinion for the Doctrine and obtain the full media insurance, provide reasonable funding to film and record all approved Interviews, provide funding to access all approved footage to be incorporated, subject to the Doctrine, provide funding for all approved sound mixing, fx, dubbing and to hire an approved composer, provide funding to secure and record the narrator, provide funding to acquire the Book and provide funding for certain delivery items beyond those required to be deliver hereunder and as listed in Schedule “B” attached hereto.. Maddrey shall, at the direction of MM, first produce, compile, aggregate, edit and assemble all of the principal audio visual materials components, that will be used and incorporated into the Picture, accompanied by temporary music and narration tracks to be presented as, what as customarily known as, a “rough cut” of the Picture, for viewing by MM and counsel. Maddrey shall endeavor to complete and deliver the rough cut to MM prior to June 30, 2008. Upon MM’s approval of the rough cut Maddrey shall progress the Picture to completion and shall endeavor to complete and deliver the final, completed Picture to MM prior to August 1, 2008. The Picture shall be delivered to MM in the Digi Beta format and shall be complete and finished in every respect and delivery to MM hereunder shall consist of all those elements and materials listed on Schedule “B” attached hereto (“Delivery”).

(4)
In full Fixed Consideration for the production and Delivery of the Picture and all of the services provided the Picture by Maddrey, Monument and others in connection therewith, MM shall pay to Maddrey, or his designee, the fixed and flat compensation sum of Fifteen Thousand Five Hundred Dollars ($15,000.) (“Fixed Production Fee”) The Fixed Production Fee shall be payable to Maddrey as follows: (a) $3000 upon execution of this Agreement; (b) $3000 upon Maddrey securing the two “name” Interviews from schedule “A”; (c) $3000 upon the delivery of the rough cut; (d) $3000 upon the final mix of the Picture; and (e) $3000 upon the final Delivery of the Picture and the items listed on Schedule “B”.

(5)
In addition to the fixed compensation described herein, Maddrey shall be entitled to receive, as Contingent Compensation, a sum equal to 35% of any and all “Net Receipts” derived by MM from the exploitation of the Picture in all media worldwide. For the purposes of this Agreement, Net Receipts shall be deemed to mean all revenue actually received and retained by MM, from exhibitors, sub-licensees, distributors, agents or others, for the exploitation of the Picture, after first deducting a ten percent (10%) distribution fee for MM and then any and all costs expended for the Pictures production, inclusive of interest and overhead, any and all costs of marketing, advertising, promoting or delivering the Picture and any and all distribution costs or fees, without limitation. MM shall provide Maddrey with written statements and payment of his participation, if any, on a quarterly basis for the first two (2) years of this agreement and then bi-annually thereafter, in any period when Net Receipts are collected by MM.

(6)
Provided they perform all of the services contemplated under this Agreement, Maddrey and Monument shall be entitled to receive credit on the screen and in all paid advertising controlled by MM, the sole credits for directing, writing and editing the Picture, as may be appropriate and customary, and Producer credits, in a prominence and size as would be customary and appropriate. MM reserves the right to take, apply or designate such presentation, Company and/or production credits, it may solely deem to be appropriate, for its role in and contributions to the Picture.

(7)
MM shall have the sole and final authority and control relative to all matters of the Picture’s production and exploitation and any and all worked provided to MM or the Picture by Maddrey and his associates for the Picture shall be exclusively owned by MM. Maddrey agrees to keep all matters relative to the Picture and its production and exploitation ABSOLUTELY CONFIDENTIAL and shall not disseminate or release, or allow anyone associated with the Picture to disseminate or release, any information without the prior written consent of MM. Failure to adhere to this confidentiality provision will be considered a material breach of this agreement. Any and all disputes that may arise from or be related to this agreement shall be submitted to binding arbitration with the AAA Los Angeles. Maddrey hereby waives his right to any type of injunctive relief against the Picture, MM or its designees or assigns.

We believe that above written terms accurately summarize our agreement and, if acceptable to you, kindly indicate this by your signature below. It is anticipated that more formal documents may be required of the parties hereto; however, until such time as new agreements are executed amending or replacing this Agreement, this shall bind the parties.

We are looking forward to working with you.

Very truly yours :	Agreed to and Accepted

For Midnight Movies Entertainment,	Inc.Joseph Maddrey

SCHEDULE “A”

To the Agreement by and between Midnight Movies Entertainment, Inc and Joseph Maddrey dated January 21, 2008.

(1)	David J. Skal
(2)	Joe Dante
(3)	John Landis
(4)	John Carpenter
(5)	George Romero
(6)	Wes Craven
(7)	David Lynch
(8)	Larry Cohen
(9)	Mick Garris
(10)	Rob Zombie

SCHEDULE “B”

To the Agreement by and between Midnight Movies Entertainment, Inc and Joseph Maddrey dated January 21, 2008.

DELIVERY ITEMS:

Digi Beta Video Master (The Picture complete in every respect in the original aspect ratio, Channels 1&2 stereo audio, Channels 3&4 stereo M&E, textless backgrounds on tail, Laboratory QC)

All available color and black and white production “stills” and a selection of “film grabs”

All available advertising and publicity materials including approved biographies and Production Notes

Copies of all talent and production agreements, licenses and releases including music and composer licenses

Dialogue Continuity and Spotting List and Music Cue Sheets

List of all final head and end screen credits, advertising provisions and billing block

Notarized “Assignment of Copyright”

DVD “Extras” and “Bonus Features” as available

Drenner Production Services Agreement Schedule D

Via email: elijahdrenner@yahoo.com

September 18, 2007

Mr. Elijah Drenner
1388 A Glen Avenue
Pasadena, CA. 91103

Re: “American Grindhouse”

Dear Elijah:

This letter is further to our conversations and meeting and is to set forth and confirm the terms of agreement for you to write, produce, edit, direct and deliver the above referenced feature length documentary motion picture (“Picture”).

Midnight Movies Entertainment, Inc (MM”), or its designee or assigns, is willing to enter into agreement with you, Elijah Drenner (“Drenner”), subject to the following terms and conditions:

(1)
The Picture will be a feature length documentary film that will document, examine and chronicle the American exploitation movie’s of the “1960’s” and “1970’s”, as seen through the eyes of their creators, and based upon the “Outline” and “Thru Line” submitted by Drenner to MM. The Picture shall use and incorporate, throughout, a significant number of scene and film segments (“Clips”) from well known, and not so well known, motion pictures and movie trailers, both past and present, from the genre. The Clips will be used and incorporated into the Picture under the “Fair Use Doctrine” (“Doctrine”) and MM’s obligation to progress the Picture through production shall be contingent upon obtaining a legal opinion (“Opinion”) from counsel that assures MM that the Picture, upon completion, can obtain the necessary media insurance including “Errors & Omission” insurance. The Picture shall also use and incorporate other film footage and audio visual excerpts to document and chronicle the filmmakers and the period, use and incorporate professional graphics and illustrations and use and incorporate numerous original and archival interviews (“Interviews”) with veteran and contemporary filmmakers, film scholars, historians, critics and others. It is expressly agreed and understood that MM’s obligation to progress the Picture through production and make all of its required payments hereunder, as more fully described herein, is contingent upon Drenner securing no fewer than two (2) of the “name” Interviews from the list attached hereto as Schedule “A” to appear in the Picture. The Picture shall be produced in a first class, professional manner and to a quality suitable for theatrical release and broadcast on a major US Cable Television Network.

(2)
Drenner, at and under the direction of MM, shall be fully responsible for writing, directing, editing and producing the Picture. Drenner hereby represents and warrants to MM that he has the sufficient experience and ability to produce, direct and edit the Picture and that he shall, at all times during the production of the Picture, maintain the necessary production facilities and availability to successfully and timely complete and deliver the Picture to MM. Any and all writing work, services or authorship in connection with the Picture provided by Drenner or his employees, affiliates or associates shall be deemed a “work for hire” and shall be owned exclusively and permanently by MM its designees or assigns. Drenner agrees to further execute or cause his employees, affiliates or associates to execute an “Assignment of Copyright” for any material created for the Picture, as may be reasonably requested by MM. Drenner’s responsibilities hereunder shall be to perform or supervise all aspects of the Picture’s production and post-production. Such production responsibilities shall include but not be limited to writing and polishing the Pictures Outline and narrative track, hiring all personnel, drafting all production documents and obtaining any and all required releases, securing all talent, conducting all Interviews, organizing crews, shoots and locations, providing or supervising all editing and post production (inclusive of digitizing and ‘ripping’ all DVD’s), incorporating all special effects, graphics and titles and supervising all music, scoring, mixing, sound fx, V.O. narration and the production of all Delivery Items. Drenner shall use his best efforts to create an entertaining and professional motion picture subject to and within the terms of this Agreement. If Drenner is, for whatever reason, unable or unwilling to timely complete the Picture, under the terms contained herein, then MM reserves the right to fully assume the Picture’s production and replace Drenner without further compensation or credit. Drenner shall be “non-exclusive” to MM hereunder provided he shall be able to dedicate the sufficient time, energy and resources to timely complete the Picture and fulfill his obligations to MM hereunder.

(3)
The Picture, when delivered to MM by Drenner hereunder, shall be complete is every respect and shall be fully paid and unencumbered in any way except for the sole obligation of MM to secure the Opinion for the Doctrine and obtain the full media insurance. Drenner shall, at the direction of MM, first produce, compile, aggregate, edit and assemble all of the principal audio visual materials components, that will be used and incorporated into the Picture, accompanied by temporary music and narration tracks to be presented as, what as customarily known as, a “rough cut” of the Picture, for viewing by MM and counsel. Drenner shall endeavor to complete and deliver the rough cut to MM prior to November 30, 2007. Upon MM’s approval of the rough cut Drenner shall progress the Picture to completion and shall endeavor to complete and deliver the final, completed Picture to MM prior to March 1, 2008. The Picture shall be delivered to MM in the Digi Beta format and shall be complete and finished in every respect and delivery to MM hereunder shall consist of all those elements and materials listed on Schedule “B” attached hereto (“Delivery”).

(4)
In full fixed consideration for the production and Delivery of the Picture and all of the services provided the Picture by Drenner and others in connection therewith, MM shall pay to Drenner, or his designee, the fixed and flat compensation sum of Seventeen Thousand Five Hundred Dollars ($17,500.) (“Fixed Production Cost”) The Fixed Production Cost shall be payable to Drenner as follows: (a) $3500 upon execution of this Agreement; (b) $3500 upon Drenner securing the two “name” Interviews from schedule “A”; (c) $3500 upon the delivery of the rough cut; (d) $3500 upon the final mix of the Picture; and (e) $3500 upon the final Delivery of the Picture and the items listed on Schedule “B”.

(5)
In addition to the fixed compensation described herein, Drenner shall be entitled to receive, as Contingent Compensation, a sum equal to 30% of any and all “Net Receipts” derived by MM from the exploitation of the Picture in all media worldwide. For the purposes of this Agreement, Net Receipts shall be deemed to mean all revenue actually received and retained by MM, from exhibitors, sub-licensees, distributors, agents or others, for the exploitation of the Picture, after first deducting a ten percent (10%) distribution fee for MM and then any and all costs expended for the Pictures production, inclusive of interest and overhead, any and all costs of marketing, advertising, promoting or delivering the Picture and any and all distribution costs or fees, without limitation. MM shall provide Drenner with written statements and payment of his participation, if any, on a quarterly basis for the first two (2) years of this agreement and then bi-annually thereafter, in any period when Net Receipts are collected by MM.

(6)
Provided he performs all of the services contemplated under this Agreement, Drenner shall be entitled to receive credit on the screen and in all paid advertising controlled by MM, the sole credit for directing, writing and editing the Picture, as may be appropriate and customary, and a Producer credit, in a prominence and size as would be customary and appropriate. MM reserves the right to take, apply or designate such presentation, Company and/or production credits, it may solely deem to be appropriate, for its role in and contributions to the Picture.

(7)
MM shall have the sole and final authority and control relative to all matters of the Picture’s production and exploitation and any and all worked provided to MM or the Picture by Drenner and his associates for the Picture shall be exclusively owned by MM. Drenner agrees to keep all matters relative to the Picture and its production and exploitation ABSOLUTELY CONFIDENTIAL and shall not disseminate or release any information without the prior written consent of MM. Failure to adhere to this confidentiality provision will be considered a material breach of this agreement. Any and all disputes that may arise from or be related to this agreement shall be submitted to binding arbitration with the AAA Los Angeles. Drenner hereby waives his right to any type of injunctive relief against the Picture, MM or its designees or assigns.

We believe that above written terms accurately summarize our agreement and, if acceptable to you, kindly indicate this by your signature below. It is anticipated that more formal documents may be required of the parties hereto; however, until such time as new agreements are executed amending or replacing this Agreement, this shall bind the parties.

We are looking forward to working with you.

Very truly yours	Agreed to and Accepted:

For Midnight Movies Entertainment, Inc.	Elijah Drenner

SCHEDULE D	SCHEDULE “A”

To the Agreement by and between Midnight Movies Entertainment, Inc and Elijah Drenner dated September 19, 2007.

(1)	Quentin Tarrantino
(2)	Jonathan Demme
(3)	Pam Grier
(4)	John Waters
(5)	Eli Roth

SCHEDULE D	SCHEDULE “B”

To the Agreement by and between Midnight Movies Entertainment, Inc and Elijah Drenner dated September 19, 2007.

DELIVERY ITEMS:

Digi Beta Video Master (The Picture complete in every respect in the original aspect ratio, Channels 1&2 stereo audio, Channels 3&4 stereo M&E, textless backgrounds on tail, Laboratory QC)

All available color and black and white production “stills” and a selection of “film grabs”

All available advertising and publicity materials including approved biographies and Production Notes

Copies of all talent and production agreements, licenses and releases including music and composer licenses

Dialogue Continuity and Spotting List and Music Cue Sheets

List of all final head and end screen credits, advertising provisions and billing block

Notarized “Assignment of Copyright”

DVD “Extras” and “Bonus Features” as available